August 26, 2003

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for NN, Inc. and, under the date of
February 24, 2003, we reported on the consolidated financial statements of NN,
Inc. as of and for the years ended December 31, 2002 and 2001. On August 18,
2003 our appointment as principal accountants was terminated. We have read NN,
Inc.'s statements included under Item 4 of its Form 8-K dated August 25, 2003, and we agree with such statements, except that we believe that a material weakness is a reportable event and that we are not in a position to agree or disagree with NN, Inc.'s statements:

o    That our dismissal as NN, Inc.'s independent auditors was approved by the
     Audit Committee of the Company's Board of Directors.

o    That the Company has strengthened the internal contract review process to ensure material arrangements entered into throughout the organization are communicated to the appropriate corporate financial manager.

Very truly yours,

/s/ KPMG LLP